Exhibit 10.1

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (“Amendment”) dated this ____day of April, 2005, is made and entered into by and between OYSTER POINT TECH CENTER LLC, a Delaware limited liability company, (“Landlord”) and VAXGEN, INC., a Delaware corporation (“Tenant”).

BACKGROUND

A.      Landlord is the owner of the project known as Oyster Point Tech Center (the “Project”) which consists of two 2-story buildings for a total of approximately 105,120 square feet: (I) the building known as the 347 Oyster Point Boulevard (the “347 Oyster Point Building”), located at 347 Oyster Point Boulevard, South San Francisco, California containing approximately 39,780 square feet and (ii) the building known as the 349 Oyster Point Boulevard (the “349 Oyster Point Building”), located at 349 Oyster Point Boulevard, South San Francisco, California containing approximately 65,340 square feet.

B.      Landlord and Tenant are parties to that certain Lease entered into on or about October 26, 1998, as amended by a First Amendment dated as of June 1, 1999, a Second Amendment dated as of June 1, 1999, and a Third Amendment dated as of October 5, 2000 (collectively, the “VaxGen Lease”) for certain premises in the 347 Oyster Point Building containing approximately 9,675 square feet (the “Suite 102”). Suite 102 is more particularly described in the VaxGen Lease. The current term of the VaxGen Lease expires on April 30, 2006.

C.      Landlord and Tenant entered into a Fourth Amendment to Lease dated as of March 31, 2004 (the “VaxGen Fourth Amendment”). Tenant subleased from Technology Solutions, Inc. (“TSI”) approximately 10,258 square feet located in the 347 Oyster Point Building (“Suite 202”). TSI’s Lease for Suite 202 expired on March 31, 2004. Pursuant to the VaxGen Fourth Amendment, effective March 31, 2004, Tenant continued to occupy Suite 202 on a month-to-month basis on the terms and conditions set forth in the VaxGen Fourth Amendment. Suite 202 is more particularly described in the VaxGen Fourth Amendment.

D.      Landlord and Tosoh Medics Incorporated, a Delaware corporation (“Tosoh”) are parties to that certain Lease entered into on or about October 30, 1997, as amended by a First Amendment dated as of September 21, 1998 (collectively, the “Tosoh Lease”), for certain premises in the 347 Oyster Point Building consisting of approximately 19,847 square feet (the “Suite 201”). Suite 201 is more particularly described in the Tosoh Lease. The current term of the Tosoh Lease expires on September 30, 2005.

E.      Landlord and Cellegy Pharmaceuticals, Inc., a California corporation (“Cellegy”), are parties to that certain Lease entered into on or about April 8, 1998 (the “Cellegy Lease”), pursuant to which Cellegy leased the entire 349 Oyster Point Building containing approximately 65,340 square feet. The current term of the Cellegy Lease expires on December 31, 2008.

F.      Cellegy subleased to Tenant pursuant to an Office and R&D Sublease dated August 1, 2002 (the “VaxGen Sublease”) certain premises located in the 349 Oyster Point Building. Tenant currently occupies approximately 49,919 square feet (“Suite 101a”) pursuant to the VaxGen Sublease. Cellegy remains in possession of approximately 15,421 square feet under the Cellegy Lease (“Suite 101b”).

G.	Landlord intends to terminate the Cellegy Lease as of April 1, 2005.

H.      Tenant desires to amend the VaxGen Lease to reflect the addition of Suites 201 and 202 in the 347 Oyster Point Building and of all of the 349 Oyster Point Building on the terms and conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereby mutually agree as follows:

1.	LEASE TERM. The term of the VaxGen Lease is extended to expire on December 31, 2016.

2.       PREMISES. As of the date of this Amendment, the term “Premises” is revised to include Suite 102 (9,675 square feet) and Suite 202 (10,258 square feet) for a total of 19,933 square feet in the 347 Oyster Point Building. As of the later of (a) the date of termination of the Cellegy Lease or (b) the date Landlord gains possession of Suite 101b of the 349 Oyster Point Building (the “Effective Date”), the term “Premises” shall be revised to include Suite 101a (49,919 square feet) and Suite 101b (15,421 square feet) for a total of 65,340 (or 100%) of the 349 Oyster Point Building, for an aggregate total of 85,273 square feet.

3.      CONDITIONS TO EXPANSION. Tenant’s expansion into the 349 Oyster Point Building is contingent upon the termination of the Cellegy Lease and of the VaxGen Sublease. Tenant shall cooperate with Landlord to expedite the termination of the VaxGen Sublease and affirms that Tenant shall consent to the termination of the Cellegy Lease and the VaxGen Sublease and shall execute any and all documents necessary to effectuate such lease terminations.

4.       SUITE 201 (Tosoh Lease). The Tosoh Lease (which relates to Suite 201) expires on September 30, 2005. Landlord shall deliver possession of Suite 201 (the “Expansion Date”) to Tenant on the date Tosoh delivers possession of Suite 201 to Landlord. As of the Expansion Date, which is estimated to be on or about October 1, 2005 (if Tosoh does not hold over in Suite 201), the term “Premises” shall be revised to include Suite 201 (19,847 square feet) for a total of 39,780 square feet (or 100%) of the 347 Oyster Point Building for an aggregate total of 105,120 square feet consisting of all of the 347 Oyster Point Building and all of the 349 Oyster Point Building. Landlord hereby agrees to use commercially reasonable efforts to repossess Suite 201 no later than September 30, 2005. Landlord shall not agree to allow Tosoh to holdover in Suite 201 past September 30, 2005 and shall diligently pursue all available remedies if Tosoh should unlawfully holdover past September 30, 2005.

5.      TENANT’S PRO RATA SHARE. After delivery of each respective portion of the Project, Tenant’s Pro Rata Share shall be revised to be as follows:

Portion of Project (105,120 sq. ft)	Estimated Delivery Date	Rent Commence- ment Date	% of 347 Oyster Point Building (39,780 sq ft)	% of 349 Oyster Point Building (65,340 sq ft)	% of Project
Suite 102 (9,675 sq. ft) and Suite 202 (10,258 sq. ft)	Upon execution of Amendment	April 1, 2005	50.11%	0%	18.96%
Suite 101a (49,919 sq. ft) and Suite 101b (15,421 sq. ft)	Upon termination of Cellegy Lease and VaxGen Sublease	Upon termination of Cellegy Lease and VaxGen Sublease	50.11%	100%	81.12%
Suite 201 (19,847 sq. ft)	Date of possession of Suite 201	Date Landlord delivers possession to Tenant (estimated to be October 1, 2005)	100%	100%	100%

6.      RENT. As of the Effective Date, the Base Rent for the Premises shall be as set forth on Exhibit B.

7.      BUILDINGS. As of the Effective Date, the term “Building” in the Basic Lease Information shall be replaced with the word “Buildings” and shall be amended to read as follows:

Those two 2-story buildings comprising the Project and known as 347 Oyster Point Boulevard, South San Francisco, California 94890 and as 349 Oyster Point Boulevard, South San Francisco, California 94090, consisting of 39,780 square feet and 65,340 square feet, respectively.

8.      LETTER OF CREDIT. As of the Effective Date, the term “Letter of Credit” shall be added to the Basic Lease Information and shall mean the Letter of Credit described in paragraph 39 of the Lease. Paragraph 39 “Letter of Credit” shall be added to the Lease to read as follows:

a.       As a condition to this Lease, Landlord requires that Tenant deliver to Landlord either a cash deposit (the “Cash Deposit”) or a new or amended letter of credit in favor of Landlord in the amount of Two Million Three Hundred Fifty Thousand and NO/100 Dollars ($2,350,000.00) as security for Tenant’s performance of its obligations under the Lease, including without limitation, its obligations to pay rent, to remove personal property and Tenant Improvements (as defined below), and to restore the Premises at the expiration or earlier termination of the Lease. If Tenant delivers a cash deposit, Tenant shall retain ownership of the interest on such cash deposit. The letter of credit initially delivered pursuant to this paragraph and all substitutions, replacements and renewals of it, must be consistent with the letter of credit in the amount of Four Hundred and Fifty Thousand and No/100 Dollars ($450,000.00) previously issued by Wells Fargo Bank NA and noted as Letter of Credit No. NZS45343. The Letter of Credit shall provide that the face amount of the Letter of Credit shall be reduced per the schedule referenced in Exhibit C based on Tenant’s ability to meet certain financial benchmarks set forth on Exhibit C attached hereto, for four (4) continuous calendar quarters, beginning in the last quarter of 2009. The term “Letter of Credit” shall mean and refer to a letter of credit conforming to this subparagraph.

b.       The Letter of Credit shall be delivered and accepted by Landlord concurrently with, and as a condition to, the execution of this Amendment, in form acceptable to Landlord.

c.       Landlord may draw on the Cash Deposit or the Letter of Credit, in whole or in part at Landlord’s election, without advance notice to Tenant, at any time or from time to time, if (i) Tenant, or anyone in possession of the Premises through Tenant, fails to comply with the removal and restoration obligations under the Lease resulting in a material Event of Default or material Default thereunder, (ii) Landlord is given notice by the issuer of the Letter of Credit that it is terminating the Letter of Credit, (iii) the Letter of Credit expires on a specified date by its terms and is not renewed or replaced at least thirty (30) days in advance of its expiration date, or (iv) to the extent permitted by law, any bankruptcy, insolvency, reorganization or any other debtor creditor proceeding is instituted by or against Tenant. Proceeds of any draw upon the Letter of Credit for reasons other than in clause (i) above shall be placed in trust by Landlord and held as security for the full and faithful performance of Tenant’s obligations under the Lease.

d.       Landlord may apply any sum drawn on the Cash Deposit or the Letter of Credit to amounts owing to Landlord pursuant to this Lease, except a portion totaling Four Hundred Fifty Thousand and No/100 Dollars ($450,000.00) may only be used for the restoration of the manufacturing space previously subleased from Cellegy. If any of the proceeds drawn on the Letter of Credit for the purpose of restoring the Premises as referenced in the preceding sentence are not applied to sums owing to Landlord under this Lease, Landlord shall return any such excess proceeds to Tenant, without interest, within sixty (60) calendar days after completion of the restoration of the Premises and receipt of all invoices for work in connection with such restoration.

e.       Additionally, Landlord’s draw and application of all or any portion of the proceeds of the Letter of Credit shall not impair any other rights or remedies provided under applicable law and shall not be construed as a payment of liquidated damages. If Tenant shall have fully complied with all of the covenants and conditions of this Lease, the Letter of Credit shall be returned to Tenant, without interest, within thirty (30) calendar days after the expiration or termination of the term of the Lease and delivery of possession of the Premises to Landlord.

f.        On any request by Landlord made during the term of the Lease, Tenant shall cooperate in accomplishing any reasonable modification of the Letter of Credit requested by Landlord. If the Letter of Credit should be lost, mutilated, stolen or destroyed, Tenant shall cooperate in obtaining the issuance of a replacement.

g.       Tenant shall not assign or grant any security interest in the Letter of Credit and any attempt to do so shall be void and of no effect.

h.       In the event of a sale or transfer of Landlord’s estate or interest in the Land and Building, Landlord shall transfer the Letter of Credit to the vendee or the transferee, Tenant shall pay any transfer fees charged by the issuing bank and Landlord shall thereafter be considered released by Tenant from all liability for the return of the Letter of Credit. Tenant shall cooperate in effecting such transfer.

9.      REMOVAL AND RESTORATION OBLIGATIONS. On the expiration or earlier termination of this Lease, Tenant shall remove its trade fixtures, personal property, office supplies and office furniture and equipment if (a) such items are readily moveable and are not permanently attached to the Premises; and (b) Tenant immediately repairs all damage caused by or resulting from such removal. All Tenant Improvements (i.e., all existing improvements in manufacturing areas of the Premises, together with all other improvements hereafter installed or constructed in the Premises), regardless of which party constructed or paid for them, shall become the property of Landlord and shall remain upon and be surrendered with the Premises upon the expiration or earlier termination of this Lease; provided that, at Landlord’s election made in a written notice to Tenant within thirty (30) days after Tenant’s failure to exercise an option to renew or, if no additional options to renew exist, no later than six (6) months prior to the expiration date of the VaxGen Lease, as amended from time to time, Tenant shall be required, at its sole cost and expense, to remove all or any portion (as designated by Landlord) of the Tenant Improvements upon the expiration or earlier termination of the VaxGen Lease and to repair any damages resulting from such removal and return the Premises to the same condition as existed prior to such Tenant Improvements, normal wear and tear and casualty excepted. Tenant waives all rights to any payment or compensation for such Tenant Improvements that are not designated for removal by Landlord.

10.     MAINTENANCE AND REPAIR BY LANDLORD. Paragraph 9 “Landlord’s Repairs and Services” is revised to read as follows:

Landlord shall, at Landlord’s expense, maintain the structural soundness of the roof, the foundations and exterior walls of the Building in good repair, reasonable wear and tear excepted; provided that, Landlord shall not be responsible for the cost of any repairs resulting from damage, destruction or deterioration which is caused by Tenant, Tenant’s Parties, or by an act or event which is not fully insured. The term “exterior walls” as used herein shall not include windows, glass or plat glass, doors, special store fronts or office entries. Landlord shall perform on behalf of Tenant and other tenants of the Project, as an item of Basic Operating Cost, the exterior maintenance of the Building, the Project, and public and common areas of the Project, including but not limited to the items listed on Exhibit E, and any other maintenance item which affects the operation and exterior appearance of the Project, which determination shall be at Landlord’s sole discretion. Landlord shall maintain the exterior of the Building, the Project, and public and common areas of the Project in a first class condition, consistent with other class A office buildings in the South San Francisco, California area. Except for the expenses directly involving the items specifically described in the first sentence of this paragraph, Tenant shall reimburse Landlord for all such costs in accordance with Basic Operating Cost. Landlord agrees to give Tenant advance notice if Landlord intends to perform any non-routine maintenance item (except in an emergency) and shall coordinate with Tenant to minimize as much as reasonably possible any interference to the conduct of Tenant’s business caused by the performance of such non- routine maintenance item. Any damage caused by or repairs necessitated by any act of Tenant or Tenant’s Parties may be repaired by Landlord at Landlord’s option and at Tenant’s expense. Tenant shall immediately give Landlord written notice of any defect or need of repairs after which landlord shall have a reasonable opportunity to repair same. Landlord’s liability with respect to any defects, repairs, or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance unless caused by Landlord’s gross negligence or willful misconduct.

11.	MAINTENANCE AND REPAIR BY TENANT. Paragraph 11 will be revised to read as follows:

Tenant shall, at Tenant’s expense, through the Term of the Lease, maintain those items list on Exhibit E attached, including maintaining all parts of the Premises in a good, clean and secure condition and promptly making all necessary repairs and replacements, including but not limited to the items listed on Exhibit E. Tenant shall, at Tenant’s own expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing all hot water, heating and air conditioning systems and equipment within or serving the Premises. The maintenance contractor and the contract must be approved by Landlord which approval shall not be unreasonably withheld or delayed. The service contract must include all services suggested by the equipment manufacturer within the operation/maintenance manual and must become effective and a copy thereof delivered to Landlord within thirty (30) days after the Term Commencement Date.

12.     MANAGEMENT. Tenant shall be responsible for the management of the Project during the term of this Lease. Tenant shall pay to Landlord a supervisory management fee of Four Thousand and no/100 Dollars ($4,000.00) per month, to be increased by three percent (3%) annually commencing on January 1, 2007. Subject to the provisions of this Lease, Tenant shall provide such services, amenities and utilities to the Premises consistent with those provided by first class professional property management firms in other R&D/Class A office buildings in the South San Francisco, California area.

13.    ACCESS. Tenant shall have access to the Buildings and Premises (including the on-site parking) 24 hours per day, 7 days per week, 365 days per year. Landlord or Landlord’s representative shall have access to the Buildings and Premises (including the on-site parking) during the Buildings’ normal operating hours and at any time if there is an emergency. The Buildings’ normal operating hours are anticipated to be from 6:00 a.m. to 7:30 p.m. on Mondays through Fridays and 6:00 a.m. to 7:00 p.m. on Saturdays, exclusive of all Holidays. Tenant shall determine the hours of operation of the Building.

14.    COMMON AREAS/SECURITY. Tenant shall have the right to install, at Tenant’s sole cost and expense, a full campus security system, including but not limited to fencing, gates, motion sensors and camera surveillance. Tenant’s rights under this paragraph are subject to all the obligations, limitations and requirements as set forth in paragraph 12 of the VaxGen Lease captioned “Alterations”. Except as otherwise described in the Lease, Landlord has no duty or obligation to provide any security services in, on or around the Premises, Land or Buildings. Tenant may, at its sole cost and expense, install, establish and maintain additional security services within the Premises; provided that, such security services (including any apparatus, facilities, equipment or people utilized in connection with the provision of such security services) shall comply with the Governmental Requirements and shall not cause the Building to be out of compliance with the Governmental Requirements. Notwithstanding the foregoing, any such security services installed, established or maintained by Tenant shall not in any way limit or interfere with Landlord’s ability to access the Premises for emergency purposes and to inspect the Premises and shall not reduce or impair the two currently existing access points to the 345 Oyster Point Building. Access to the 345 Oyster Point Building and common areas shall be maintained at all times during the term of the Lease without passing through any security measures.

15.    TENANT IMPROVEMENTS. Landlord shall provide Tenant Improvement Allowance (the “TI Allowance”) for the Premises as described on Exhibit F attached. Landlord shall reimburse Tenant for the cost of Tenant Improvements from the TI Allowance within thirty (30) calendar days after receipt of Tenant’s periodic requests for reimbursement (along with invoices, lien waivers, and evidence of payment) submitted no earlier than November 1, 2005 and no later than April 30, 2006. Landlord shall not be responsible for the cost of any Tenant Improvements not invoiced to Landlord by April 30, 2006. Except for the Tenant Improvements described in this paragraph, Tenant shall accept the Premises in their current “AS-IS” condition and acknowledges that (i) Landlord has made no covenants or agreements to alter, remodel, repair, clean or improve any part of the Premises, (ii) Landlord has not made and makes no representation or warranty as to the condition of the Premises or the Project; and (iii) because Tenant has been the occupant of the 347 Oyster Point Building since 1998, and subsequent spaces in 349 Oyster Point Building, Tenant is aware of the current condition of the space in the 347 and 349 Oyster Point Buildings occupied by Tenant prior to the date of this Amendment.

16.    OPTION TO RENEW. Provided that Tenant is not in Default as of the time of exercise of this option and the commencement date of the First Option Period, and provided that as of such date there is no act or omission of Tenant that would become a Default with the passage of time or the giving of notice, Tenant shall have an option (“First Extension Option”) to extend the Term of the Lease for the Premises in “as-is” condition at the expiration of the original Lease Term for a period of five (5) years (“First Option Period”). All of the terms and conditions of this Lease except for Base Rent and the provisions of this paragraph shall be applicable to the First Option Period. Provided that Tenant is not in Default as of the time of exercise of this option and the commencement date of the Second Option Period, that as of said date there is no act or omission of Tenant that would become a Default with the passage of time or the giving of notice, and that Tenant has duly exercised the First Extension Option, Tenant shall have a second option (“Second Extension Option”) to extend the Term of the Lease for the Premises in “as-is” condition at the expiration of the First Option Period for a period of five (5) years (“Second Option Period”). All of the terms and conditions of this Lease except for Base Rent and the provisions of this Paragraph shall be applicable to the Second Option Period.

a.       The Base Rent for the Premises under each option shall be ninety-five percent (95%) of the then current market rent for comparable facilities in the proximate South San Francisco market area. The definition of comparable facilities shall incorporate the parking amenities of the Premises, and the Building’s location, age, quality, amenities, identity, exterior appearance, interior improvements, and type of construction, excluding laboratory and manufacturing improvements paid for by Tenant.

b.       Tenant shall give Landlord written notice of its intent to exercise its option at least nine (9), but not more than fifteen (15) months prior to the expiration of the then current Term for the Premises. Within fifteen (15) days after Tenant exercises its option to extend, Landlord shall provide Tenant with the Base Rent, as determined by Landlord, for the Option Period. The parties are obligated to negotiate in good faith to agree on the Base Rent. If the parties haven not mutually agreed on the Base Rent within thirty (30) days from notification by Landlord to Tenant of Landlord’s determination of Base Rent, each party hereto shall appoint one representative who shall be a licensed real estate broker experienced in the leasing of comparable facilities in the County of San Mateo to act as an arbitrator. The two (2) arbitrators so appointed shall determine the Base Rent for the relevant Option Period. The determination of said Base Rent shall be made by said two (2) arbitrators within sixty (60) days from notification by landlord to Tenant of Landlord’s determination of Base Rent and they shall submit said determination in writing and signed by said arbitrators in duplicate. One of the written notifications shall be delivered to Landlord and the other to Tenant.

c.       In the event the two (2) arbitrators of the parties hereto cannot agree on the Base Rent for the Premises herein, said two (2) arbitrators shall appoint a third arbitrator who shall be a licensed real estate broker experienced in the leasing and of comparable facilities in the County of San Mateo, to act as an arbitrator. The Base Rent for the relevant Option Period shall be independently determined by the third of said arbitrators, which said determination shall be made within ninety (90) days from notification by Landlord to Tenant of Landlord’s determination of Base Rent. The role of the third arbitrator shall then be to immediately select from the proposed resolution of arbitrators #1 and #2 the one that most closely approximates the third arbitrator’s determination of Base Rent. The third arbitrator shall have the right to adopt a compromise or middle ground of any modification of either of the two final proposed resolutions. The resolution that the third arbitrator chooses as most closely approximating his determination of the Base Rent shall constitute the decision of all arbitrators and shall be final and binding upon the parties.

d.       The parties hereto shall pay the charges of the arbitrator appointed by it and any expenses incurred by such arbitrator. The charges and expenses of the third arbitrator, as provided herein, shall be paid by the parties hereto in equal shares.

e.       In the event either arbitrator #1 or arbitrator #2 fails to present a Base Rent figure within the thirty (30) day period, the Base Rent presented by the other arbitrator shall be considered final and binding on both parties.

f.        Notwithstanding anything to the contrary herein contained, Tenant’s right to extend the term by exercise of the foregoing Option shall be conditioned upon the following: (i) at the time of the exercise of the Option, and at the time of the commencement of the extended term, Tenant and/or Tenant’s Affiliates shall be in possession of and occupying the Premises for the conduct of its business there and not more than twenty-five percent (25%) of the Premises shall be occupied by any assignee, subtenant or licensee other than an Affiliate of Tenant, and (ii) the notice of exercise shall constitute a representation by Tenant to Landlord, effective as the date of the exercise and as of the date of commencement of the extended term, that Tenant has no current intention to assign the lease, in whole or in part, or to sublet more than twenty-five percent (25%) of the Premises to anyone other than an Affiliate of Tenant, the election to extend the term being used for purposes of utilizing the Premises for Tenant’s purposes in the conduct of Tenant’s business therein. For purposes of the Lease, an .Affiliate. shall mean any person, entity, firm or corporation which shall be controlled by, under the control of, or under common control with Tenant, and .control. shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, entity, firm or corporation, whether through the ownership of voting securities, by contract or otherwise. In the event Tenant is a publicly traded corporation, the sale of stock shall not be deemed to constitute an assignment or transfer of this Lease.

17.	FIRST OPPORTUNITY TO PURCHASE.

a.       During the Lease Term, subject to the terms and conditions set forth in this paragraph, if Landlord decides to sell the Project, Landlord shall provide Tenant with written notice of its intention to sell the Project and Tenant shall have the one-time first opportunity to purchase the Project (the “First Opportunity to Purchase”). In order to exercise the First Opportunity to Purchase, as of the date that Landlord provides Tenant with the notice of the availability of the Project, and as of the closing date applicable to the sales transaction, there shall be no Event of Default by Tenant under the VaxGen Lease and there shall have occurred no act or omission which, with the passage of time or the giving of notice, or both, would become an Event of Default by Tenant under the VaxGen Lease; and (b) at no point in time prior to the closing date applicable to such sale shall Tenant have assigned or subleased more than ten percent (10%) of the Premises to a party other than an Affiliate of Tenant.

b.       Upon receipt of Landlord’s notice Tenant shall have ten (10) days to (i) make an offer, (ii) decline to make an offer, or (iii) be silent and not respond (the “Response Period”). In the event that Tenant does not elect to make an offer within the Response Period, Landlord shall be free to sell the Project unencumbered, subject to the terms of paragraph 17(c) below. If an offer is submitted by Tenant to Landlord, Landlord shall have ten (10) days from receipt to (i) make a counteroffer to Tenant or (ii) accept Tenant’s offer. In the event that a counteroffer is made, both parties shall have ten (10) days to agree upon terms for a sale (“Negotiation Period”). In the event that the parties do not reach agreement within the ten (10) d ay Negotiation Period, Landlord shall be free to sell the Project unencumbered, subject to the terms of paragraph 17(c) below. In the event that Landlord and Tenant reach agreement and accept purchase and sale offer terms, the parties agree to negotiate in good faith and to sign a written purchase and sale agreement within ten (10) business days of the sooner of the acceptance of such terms or the expiration of the Negotiation Period.

c.        If Landlord sells the Project after completion of the process described in paragraph 18(b) above, and the closing of the sale occurs within twelve (12) months (i) after the expiration of the Response Period if Tenant declined to make an offer or was silent and did not respond or (ii) after the expiration of the Negotiation Period if Tenant submitted an offer and Landlord and Tenant did not reach agreement on the terms, then the First Opportunity to Purchase shall expire. If Landlord fails to close the sale of the Project after completion of the process described in paragraph 17(b) within the applicable 12-month period, then the First Opportunity to Purchase shall not expire and shall continue to be effective.

18.     TERM/TERMINATION OF FIRST OPPORTUNITY TO PURCHASE. The term of the First Opportunity to Purchase granted under this Amendment shall commence upon the full and unconditional execution and delivery of this Amendment and shall terminate upon any of the following:

a.        The expiration or earlier termination of the VaxGen Lease for any reason in accordance with the terms thereof and in accordance with applicable law.

b.        In the event Tenant timely elects to exercise the First Opportunity to Purchase, but thereafter Tenant fails to purchase the Project in connection with the terms set forth in the Purchase Agreement.

c.        Tenant’s failure to timely exercise the First Opportunity to Purchase as set forth in paragraph 17 above, and thereafter, the sale of the Project.

Concurrently with the execution of this Amendment, Tenant shall execute, acknowledge and deliver to Landlord a standard quitclaim deed, substantially in the form attached as Exhibit D (the “Quitclaim Deed”) relinquishing the opportunity of Tenant to purchase the Project pursuant to the terms of this paragraph. The Quitclaim Deed shall be held in trust by Landlord’s counsel and not filed by Landlord until following the termination of the First Opportunity to Purchase pursuant to the terms of this paragraph.

19.     HAZARDOUS SUBSTANCES. The VaxGen Lease is amended by the addition of the following provisions:

a.        Tenant is authorized and permitted to store, handle and use reasonable quantities and types of cleaning fluids and office supplies in the Premises for prudent, usual and customary cleaning and maintenance of bathrooms, windows, kitchens and administrative offices and for functions customarily performed in an administrative office.

b.        By virtue of Tenant’s use of the Premises for the Permitted Use, Tenant from time to time will store, handle and generate Hazardous Substances on the Premises. With respect to any such Hazardous Substances stored, handled or generated at the Premises, Tenant shall only do so in accordance with a hazardous materials program (including without limitation, plans for spill prevention and emergency spill response) adopted by Tenant, fully disclosed to Landlord, substantially consistent with the hazardous materials program currently conducted in its current facility, with appropriate modifications for the new or expanded Premises, processes, and activities, and in full compliance with subparagraph 19(e) below. Tenant agrees that Tenant shall implement training, procedures, and management guidelines for the hazardous materials program at the Premises.

c.        Upon expiration or earlier termination of the VaxGen Lease, Tenant shall be obligated to remove all unsafe amounts (as determined by applicable Governmental Requirements) of Hazardous Substances stored, placed, manufactured, refined, handled, generated, blended, recycled, used, located, disposed of, or released from on, in, under or about the Premises, and the Building by Tenant or Tenant’s Agents. If there are no applicable Governmental Requirements with respect to what constitutes “unsafe” amounts of any such Hazardous Substance, then Tenant shall remove all detectable levels of such Hazardous Substance.

d.        At least once during each twelve (12) month period of the Lease Term, Tenant shall provide Landlord with an updated inventory list describing the minimum and maximum quantities of each of the chemicals and Hazardous Substances reasonably anticipated to be generated, handled, stored and disposed of during the succeeding twelve (12) month period and the methods of disposal of waste chemicals, together with copies of Tenant’s hazardous materials program relating thereto.

e.        Tenant agrees that (i) the storage, handling and use of all Hazardous Substances permitted pursuant to this paragraph must at all times conform to all Governmental Requirements and to applicable fire, safety and insurance requirements; (ii) the types and quantities of permitted Hazardous Substances which are stored in the Premises must be reasonable and appropriate to the nature and size of Tenant’s operation in the Premises and reasonable and appropriate for a first-class building of the same or similar use and in the same market area as the Building; and f. no Hazardous Substance shall be spilled or disposed of on, in, under or around the Land, Building or Project or discharged from the Premises. Upon request from Landlord, Tenant shall deliver to Landlord copies of all environmental permits required by Governmental Requirements, (including without limitation, hazardous waste disposal, wastewater discharge, and air emissions permits). In no event will Tenant be permitted to store, handle or use on, in, under or around the Premises any Hazardous Substance which will increase the rate of fire or extended coverage insurance on the Land or Building, unless a. such Hazardous Substance and the expected rate increase have been specifically disclosed in writing to Landlord; and b. Tenant has agreed in writing to pay any rate increase related to each such Hazardous Substance.

f.        Tenant agrees to notify Landlord immediately if Tenant receives notification or otherwise becomes aware of: (1) any threatened or actual release, spill or discharge of any Hazardous Substances in, on, about or over the Premises, the Building, the Land or the Project or (2) any threatened or actual lien, action, proceeding or notice that any Hazardous Substance is not being generated, stored, treated, removed, transported, placed, manufactured, handled or disposed of in strict compliance with any Governmental Requirements or applicable fire, safety or insurance requirements. If Tenant or any Tenant’s Agent is responsible or potentially responsible for such condition, situation, lien, action or notice under this paragraph, Tenant’s notice to Landlord shall include a statement as to the actions Tenant proposes to take in response to such condition, situation, lien, action or notice.

g.        Tenant shall not excavate, disturb or conduct any testing of any soils on or about the Land or the Project without obtaining Landlord’s prior written consent, and any investigation or remediation on or about the Land or Project shall be conducted only by a consultant approved in writing by Landlord and pursuant to a work letter, approved in writing by Landlord. Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims and damages arising out of any breach of any provision of this paragraph. Landlord’s expenses shall include laboratory testing fees, personal injury claims, clean-up costs and environmental consultants' fees.

h.        Landlord shall have the right to perform a physical walkthrough of the Premises annually to ascertain whether there is any physical evidence of chemical releases to the environment. In the event that Landlord in good faith believes Tenant has breached any of the terms and conditions of this paragraph 19, Tenant shall permit Landlord and Landlord’s Agents to conduct a level I environmental inspection of Tenant’s activities with respect to the Hazardous Substances in, on and about the Premises, and if the results of the level I environmental inspection indicate that Tenant is in breach of the terms and conditions of this paragraph 19, Landlord shall be permitted to conduct a level II environmental inspection of all affected areas and activities. Except in case of emergency, Landlord shall give Tenant at least two (2) Business Days' notice of such environmental inspection. All environmental inspections described in this paragraph shall be conducted at the sole cost and expense of Landlord, except if such inspections confirm or substantiate that Tenant has breached any of the material terms and conditions of this paragraph, in which case Tenant shall promptly pay or reimburse Landlord for the cost of such inspections.

i.        Landlord shall have the right (but not the obligation) to enter upon the Premises and cure any non-compliance by Tenant with the terms of this paragraph or any Governmental Requirements applicable to Hazardous Substances or any release, discharge, spill, improper use, storage, handling or disposal of Hazardous Substances on, under, from, or about the Premises, the Building, the Land or Project, regardless of the quantity of such release, discharge, spill, improper use, storage, handling or disposal of Hazardous Substances, the full cost of which shall be deemed to be Rent and shall be due and payable by Tenant to Landlord immediately upon demand. If Landlord elects to enter upon the Premises and cure any such non-compliance or release, discharge, spill, improper use, storage, handling or disposal of Hazardous Substances, Tenant shall not be entitled to participate in Landlord’s activities on the Premises. After good faith consultation with Tenant, Landlord shall reasonably determine the scope and nature of the cure of Tenant’s non-compliance, including without limitation, the extent of any remediation based on the standards set forth in subparagraph 19(c) above.

j.         If any information provided to Landlord by Tenant under this paragraph, or otherwise relating to information concerning Hazardous Substances is false, incomplete, or misleading in any material respect, it shall be deemed an Event of Default by Tenant. In addition to, and without limiting the effect of, any of the provisions of the VaxGen Lease, Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims arising directly or indirectly from or out of, or are in any way connected with, k. the generation, storage, use, treatment, removal, transport, placement, manufacture, handling, or disposal of Hazardous Substances by Tenant in, on, about or over the Premises, the Building or the Project, and l. the inaccuracy or breach of any of the representations, warranties, covenants, or agreements set forth in this Amendment, which expenses shall include, without limitation, laboratory testing fees, personal injury claims, clean-up costs and environmental consultants’ fees. Tenant agrees that Landlord may be irreparably harmed by Tenant’s breach of this paragraph and that a specific performance action may appropriately be brought by Landlord; provided that, Landlord’s election to bring or not bring any such specific performance action shall in no way limit, waive, impair or hinder Landlord’s other remedies against Tenant.

k.       Without limiting in any way Tenant’s obligations under other provisions of the VaxGen Lease, Landlord’s damages shall include, without limitation, (i) damages arising out of the diminution in value of the Premises, Building, Land or Project or any portion thereof, and (ii) damages for the loss of the Premises, Building, Land or Project.

20.    LANDLORD’S INSURANCE. Paragraph 8A of the Lease is hereby deleted in its entirety and replaced with the following:

Landlord’s Insurance. Throughout the Lease Term, Landlord shall maintain (a) commercial general liability insurance, insuring against claims of bodily injury and death or property damage or loss and (b) “Special Form” property insurance (which is commonly called “all risk”) covering the Building and Landlord’s personal property located on the Land for one hundred percent (100%) of the then current replacement value of such property. Landlord shall select the amount of the deductibles and endorsements of such coverage. Landlord may maintain other types of insurance as Landlord deems appropriate, including property insurance coverage for earthquakes and floods in such amounts as Landlord deems appropriate, at Landlord’s option, and insurance against loss of Base Rent and Additional Rent, in an amount equal to the amount of Base Rent and Additional Rent payable by Tenant for a period of at least twelve (12) months commencing on the date of loss. Tenant shall have the opportunity to review the insurance coverage maintained by Landlord and, at Tenant’s option, may require that Landlord obtain additional types or amounts of insurance, if available. The cost of any additional insurance required by Tenant shall be paid for entirely by Tenant within thirty (30) days after receipt of an invoice from Landlord.

21.	CASUALTY DAMAGE.

   a.       Paragraph 24 of the Lease is hereby deleted in its entirety and replaced with the following:

A. General. If the Premises or the Building are damaged by fire, earthquake or other casualty (the “Casualty”), Tenant shall give immediate written notice thereof to Landlord. Within sixty (60) days after Landlord’s receipt of such notice, Landlord shall notify Tenant whether in Landlord’s reasonable opinion such repairs can reasonably be made either: (1) within twelve (12) months from the date of such notice; or (2) in more than twelve (12) months from the date of such notice.

B. 12 Months or Less and Sufficient Insurance Proceeds. If Landlord estimates that the damage can be repaired to meet Tenant’s business needs within twelve (12) months after Landlord is notified by Tenant of such damage, and if there are sufficient insurance proceeds available to repair such damage, then Landlord shall proceed with reasonable diligence to restore the Premises to substantially the condition which existed prior to the Casualty.

C. Greater than 12 Months or Insufficient Insurance Proceeds. If Landlord estimates that the damage to the Premises can not be repaired to meet Tenant’s business needs within twelve (12) months after Landlord is notified by Tenant of such damage, or there are insufficient insurance proceeds available to repair such damage (provided that Landlord has obtained the insurance required to be maintained by Landlord under this Lease), then Landlord shall have the option to elect either: (1) to rebuild or repair the Premises to substantially the condition in which they existed prior to such damage; or (2) to terminate the Lease effective upon the date of the Casualty, in which event the Rent shall be abated during the unexpired portion of the Lease. If Landlord elects to terminate this Lease, Landlord shall deliver to Tenant a written notice of its election (“Termination Notice”). Tenant shall have thirty (30) days after Tenant’s receipt of Landlord’s Termination Notice to deliver written notice to Landlord (“Restoration Notice”) that Tenant desires to require Landlord to restore the Premises to substantially the condition which existed prior to the Casualty. If Tenant delivers a Restoration Notice to Landlord within the 30-day period, the Lease shall not terminate but shall continue in full force and effect and Landlord shall proceed with reasonable diligence to restore the Premises or the Building to substantially the condition which existed prior to the Casualty; provided that, Tenant shall unconditionally commit in writing (a) to fund any and all costs of restoration in excess of available insurance proceeds, including without limitation, Landlord’s related costs due to interruption of the lease of the Premises, and (b) to pay all Rent during the restoration period that is not reimbursed to Landlord through Landlord’s rental interruption insurance (provided that Landlord has maintained the rental interruption insurance required of it). Tenant shall secure its funding obligations under clause (a) of the previous sentence in a manner reasonably satisfactory to Landlord and shall promptly make all payments requested by Landlord. The Restoration Notice shall be binding on Tenant upon receipt by Landlord and Tenant shall not be able to rescind such notice once it is delivered. Tenant’s failure to pay for Landlord’s costs described in this paragraph shall be an Event of Default under the Lease. In addition to the remedies described in Paragraph 26.B of the Lease, Landlord shall have the right to cease restoration of the Premises or the Building upon Tenant’s failure to pay for Landlord’s restoration costs as provided in this paragraph.

D. Abatement of Rent. Notwithstanding any other provision of this Lease, Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements owned by Tenant which may have been placed in, on or about the Premises. Except as provided in paragraph 24C above, if the Premises are untenantable in whole or in part following the Casualty, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately, but only to the extent the Premises are unfit for occupancy and for a period not to exceed twenty- four (24) months in the aggregate.

E. Proceeds Applied to Loan. Notwithstanding anything herein to the contrary, in the event that the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises (a “Lender”) requires that the insurance proceeds be applied to such indebtedness, such action shall not affect the parties’ obligations with respect to the restoration of the Premises and the continuance of this Lease as described hereinabove.

22.    AUTHORITY. Landlord and Tenant warrant to each other that all necessary corporate actions have been duly taken to permit Landlord and Tenant, respectively, to enter into this Agreement and that each undersigned officer has been duly authorized and instructed to execute this Agreement.

23.    FULL FORCE AND EFFECT. Except as expressly modified above, all terms and conditions of the Lease remain in full force and effect and are hereby ratified and confirmed. Landlord and Tenant hereby acknowledge and agree that, except as provided in this Agreement has not been modified, amended, canceled, terminated, released, superseded or otherwise rendered of no force or effect.

Designated Address for Landlord: c/o Kennedy Associates Real Estate Counsel, Inc.	LANDLORD: OYSTER POINT TECH CENTER LLC, a Delaware limited liability company
Attn: Executive Vice President – Asset Management 1215 Fourth Avenue, Suite 2400 Seattle, WA 98161 Facsimile: 206-682-4769	By:	Multi-Employer Property Trust, a trust organized under 12 C.F.R., Section 9.18, its Managing Member
and to:		By:	Kennedy Associates Real Estate Counsel, Inc., its Authorized Signatory
c/o Kennedy Associates Real Estate Counsel, Inc. Attn: Vice President – Asset Management 7315 Wisconsin Ave., Suite 350 West Bethesda, MD 20814 Facsimile: 301-656-9339			By: ____________________________ Name: __________________________ Its: _____________________________

and to: Multi-Employer Property Trust c/o Riggs Bank N.A. Attn: Senior Vice President/MEPT or Patrick O. Mayberry 808-17th Street NW, 7th Floor Washington, D.C. 20006-3944 Facsimile: 202-835-6887

Designated Address for Tenant:	TENANT:
VaxGen, Inc. Attn:_______________________ 347 Oyster Point Boulevard South San Francisco, CA ______ Facsimile: __________________

VAXGEN, INC., a Delaware corporation

By: ________________________________
Name: _____________________________
Its: ________________________________

By: ________________________________
Name: _____________________________
Its: ________________________________

EXHIBITS

A	Floor Plans of Premises and Expansion Areas
B	Rent/Tenant Improvement/Lease Commencement/Prorata Share
C	Letter of Credit – Composition/Purpose and Reduction Schedule and Financial Benchmarks

D	Quitclaim Deed Form
E	Maintenance and Repair Responsibilities
F	Tenant Improvement Work Letter

LANDLORD

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this _____ day of ____________, 2005, before me, a Notary Public in and for the State of Washington, personally appeared _______________________, to me known to be a _____________________ of Kennedy Associates Real Estate Counsel, Inc., the Authorized Signatory for the Multi-Employer Property Trust, the trust that executed the within and foregoing instrument and acknowledged said instrument to be the free and voluntary act and deed of said Trust for the uses and purposes therein mentioned, and on oath stated that _____ was authorized to execute said instrument.

WITNESS my hand and official seal hereto affixed the day and year first as above written.

Name:
Notary Public in and for the State of Washington,
residing at
My commission expires
[NOTARIAL SEAL]

TENANT

STATE OF CALIFORNIA	)
) ss.
COUNTY OF ____________	)

On this ______ day of ___________, 2005, before me personally appeared __________________________, to me known to be the _______________ of VaxGen, Inc., the Delaware corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned and on oath stated that ____ (he or she) was authorized to execute said instrument and that the seal affixed thereto is the corporate seal of said limited liability company.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

Printed Name:
NOTARY PUBIC in and for the State of California,
residing at
My commission expires:
[NOTARIAL SEAL]

Oyster Point

Exhibit List to the Fifth Amendment to the Vaxgen Lease

Exhibit		Description

A	-	Floor Plans of Premises and Expansion Areas
B	-	Rent / Tenant Improvement / lease Commencment / Prorata Share Schedule
C	-	Letter of Credit - Composition / Purpose / and Reduction Schedule and Financial Benchmarks
D	-	Quit Claim Deed Form
E	-	Maintenance and Repair Responsiblilites
F	-	Tenant Improvement Work Letter

Oyster Point

Exhibit “B” of the Fifth Amendment to the Vaxgen Lease Summary

DIRECT SPACE			SQUARE FEET					BASE RENT (PSF)					BASE RENT (PSF)
TERM			TERM & BLOCKS OF SPACE					Tenant Improvements Rent per space per square foot					TOTAL LEASED BY VAXGEN
Start	End	No. of Mos.	VaxGen Direct (Suite 102)	VaxGen Mo-Mo (Suite 202-TSI)	(*) Tosoh (Suite 201)	Cellegy (Sub- leased- Suite 101 a)	Cellegy (Suite 101 b)	VaxGen Direct (Suite 102)	VaxGen Mo-Mo (Suite 202-TSI)	Tosoh (Suite 201)(*)	Cellegy (Sub- leased- Suite 101 a)	Cellegy (Suite 101 b)
Premises Date Possession			12/31/1998	4/1/2005	(*) 10/1/05	4/1/2005	4/1/2005	12/31/1998	4/1/2005	(*) 10/1/05	4/1/2005	4/1/2005
Lease Commencement Date			12/31/1998	4/1/2005	11/1/2005	4/1/2005	4/1/2005	12/31/1998	4/1/2005	11/1/2005	4/1/2005	4/1/2005
Rent Commencement Date			5/1/1999	4/1/2005	11/1/2005	4/1/2005	4/1/2005	5/1/1999	4/1/2005	11/1/2005	4/1/2005	4/1/2005
Lease Expiration Date			12/31/2016	12/31/2016	12/31/2016	12/31/2016	12/31/2016	12/31/2016	12/31/2016	12/31/2016	12/31/2016	12/31/2016
Current Leases Expire			4/30/2006	MTM	9/30/2005	12/31/2008	12/31/2008	4/30/2006	MTM	9/30/2005	12/31/2008	12/31/2008
Total Suite Size			9,675	10,258	19,847	49,919	15,421	9,675	10,258	19,847	49,919	15,421	SF During Period	Prorata Share	Mon- thly Rental	Ann- ual Incr.	Monthly Rental Rate	Total ($) Rent for Period

4/1/05	4/30/05	1	9,675	10,258	0	49,919	15,421	$1.80	$2.29	$0.00	$1.91	$1.73	85,273	81.12%	$1.91		$162,679.85	$162,680
5/1/05	10/31/05	6	9,675	10,258	0	49,919	15,421	$1.85	$2.29	$0.00	$1.91	$1.73	85,273	81.12%	$1.91		$163,163.60	$978,982
11/1/05	4/30/06	6	9,675	10,258	19,847	49,919	15,421	$1.85	$2.29	$2.29	$1.96	$1.78	105,120	100.00%	$2.02		$211,880.23	$1,271,281
5/1/06	10/31/06	6	9,675	10,258	19,847	49,919	15,421	$2.36	$2.36	$2.36	$1.96	$1.78	105,120	100.00%	$2.08	3%	$218,870.11	$1,313,221
11/1/06	4/30/07	6	9,675	10,258	19,847	49,919	15,421	$2.36	$2.36	$2.36	$1.96	$1.78	105,120	100.00%	$2.08		$218,921.83	$1,313,531
5/1/07	10/31/07	6	9,675	10,258	19,847	49,919	15,421	$2.48	$2.48	$2.48	$2.02	$1.84	105,120	100.00%	$2.16	5%	$227,536.27	$1,365,218
11/1/07	12/31/08	14	9,675	10,258	19,847	49,919	15,421	$2.60	$2.60	$2.60	$2.02	$1.84	105,120	100.00%	$2.21	5%	$232,465.01	$3,254,510
1/1/09	12/31/09	12	9,675	10,258	19,847	49,919	15,421	$2.68	$2.68	$2.68	$2.68	$2.68	105,120	100.00%	$2.68	3%	$281,717.08	$3,380,605
1/1/10	12/31/10	12	9,675	10,258	19,847	49,919	15,421	$2.81	$2.81	$2.81	$2.81	$2.81	105,120	100.00%	$2.81	5%	$295,802.93	$3,549,635
1/1/11	12/31/11	12	9,675	10,258	19,847	49,919	15,421	$2.95	$2.95	$2.95	$2.95	$2.95	105,120	100.00%	$2.95	5%	$310,593.08	$3,727,117
1/1/12	12/31/12	12	9,675	10,258	19,847	49,919	15,421	$3.10	$3.10	$3.10	$3.10	$3.10	105,120	100.00%	$3.10	5%	$326,122.73	$3,913,473
1/1/13	12/31/13	12	9,675	10,258	19,847	49,919	15,421	$3.20	$3.20	$3.20	$3.20	$3.20	105,120	100.00%	$3.20	3%	$335,906.42	$4,030,877
1/1/14	12/31/14	12	9,675	10,258	19,847	49,919	15,421	$3.29	$3.29	$3.29	$3.29	$3.29	105,120	100.00%	$3.29	3%	$345,983.61	$4,151,803
1/1/15	12/31/15	12	9,675	10,258	19,847	49,919	15,421	$3.39	$3.39	$3.39	$3.39	$3.39	105,120	100.00%	$3.39	3%	$356,363.12	$4,276,357
1/1/16	12/31/16	12	9,675	10,258	19,847	49,919	15,421	$3.49	$3.49	$3.49	$3.49	$3.49	105,120	100.00%	$3.49	3%	$367,054.01	$4,404,648
		141			TENANT IMPROVEMENTS PSF>>			$12.00	$18.00	$30.00	$20.00	$20.00	105,120					$41,093,938
					Total Tenant Improvement Allowance >>			$116,100	$184,644	$595,410	$998,380	$308,420

									Total Tenant Improvements ($):			$2,202,954
									Total Tenant Improvements (PSF):			$20.96

(*)	Tosoh space “Anticipated” to be delivered to VaxGen 10/1/05. This Exhibit B to be revised to reflect the actual dates of possession and commencement.

Exhibit “C” of the Fifth Amendment to the VaxGen LeaseSummary

VaxGen Inc. - Letter of Credit

Financial Benchmarks		Benchmark
I	Cash Equivalents: (1)	$15,000,000

II	Current Ratio: (1)	2.00
	Current Assets
	Current Liabilities

III	Assets to Liabilities Ratio: (1)	3.00
	Total Assets
	Total Liabilities

IV	Net Worth: (1)
	Total Assets
	Less: Total Liabilities
	Net Worth /Stockholders Equity	$35,000,000

V	“Operating Cash Flow”: (defined below (2))	$25,000,000

Notes:
(1)	The Financial Benchmarks above must be met or exceeded for the preceding four consecutive quarters to allow the scheduled Letter of Credit reductions to occur.
(2)

“Operating Cash Flow” shall mean the aggregate of the actual Operating Cash Flow received during the preceding four quarters (as opposed to measuring individual quarters similarly to the first four benchmarks). Operating Cash Flow shall exclude any additions of capital or loan proceeds and non-cash line items such as depreciation and accrual adjustments. This term is strictly measuring the cash received from operations and the cash used for operations (including capital expenditures). For the purposes of measuring this benchmark it will be deemed to have been met and acceptable to have irregular cash flows during the individual quarters, even negative during individual quarters, as long as the aggregate exceeds the Operating Cash Flow benchmark amount.

Exhibit “C” of the Fifth Amendment to the VaxGen Lease Summary

VaxGen Inc. - Letter of Credit

Letter of Credit Composition, Purpose and Reduction Schedule
		Purpose
Purpose	Reduction Date	Manufacturing Space Restoration		Credit Enhancement (replaces Cellegy LOC - General Purpose)		Credit Enhancement ($350,000 of Additional Tenant Improvements - General Purpose)		Credit Enhancement (General Purpose)		Total Letter of Credit (“LOC”)
	Initial Amount	450,000		227,500		350,000		1,322,500		2,350,000
	January 1, 2009	450,000		227,500		350,000	(4)	1,058,000	(1)	2,085,500
	January 1, 2010	450,001		227,500				793,500	(1)	1,471,001
	January 1, 2011	450,002		227,500				529,000	(1)	1,206,502
	January 1, 2012	450,003		227,500				264,500	(1)	942,003
	January 1, 2013	450,004		227,500				—		677,504
	January 1, 2014	450,005		227,500						677,505
	January 1, 2015	450,006		227,500						677,506
	February 1, 2017	450,007		227,500	(2)					677,507
	March 28, 2017	450,007	(3)							450,007

(*) All reductions are subject to the tenant not being in default.

(1) Reduction subject financial benchmarks being met. The Financial Benchmarks above must be met or exceeded for the preceding four consecutive quarters to allow the scheduled Letter of Credit reductions to occur.

(2) Reduction subject to the final walk through inspection and general restoration requirements being met. Amounts are to be carried forward if lease is renewed.

(3) Reduction subject to manufacturing space restoration provisions being met. Amounts are to be carried forward if lease is renewed.

(4) Scheduled reduction date is 12/31/09

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL THIS DEED AND, UNLESS OTHERWISE SHOWN BELOW, MAIL TAX STATEMENT TO:

SPACE ABOVE THIS LINE FOR RECORDER’S USE

QUITCLAIM DEED

(Remainder Interest)

THE UNDERSIGNED GRANTOR DECLARES:

DOCUMENTARY TRANSFER TAX IS			$ - 0 –
CITY TAX IS			$
[	]	computed on full value of property conveyed, or
[	]	computed on full value less value of liens or encumbrances remaining at time of sale.
[	]	Unincorporated are [	] City of _________________

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, VAXGEN, INC., a Delaware corporation, hereby REMISES, RELEASES AND FOREVER QUITCLAIMS to OYSTER POINT TECH CENTER LLC, a Delaware limited liability company (the “Beneficiary”), all of Grantor’s rights to purchase the following described real property in the County of San Mateo, City of South San Francisco, California:

THE REAL PROPERTY DESCRIBED ON EXHIBIT “A” ATTACHED HERETO AND MADE A

PART HEREOF BY REFERENCE.

This Quitclaim Deed is solely with respect to the termination of Tenant s First Opportunity to Purchase as set forth in paragraph 17 of that certain FIFTH AMENDMENT TO LEASE between Grantor, as tenant, and Beneficiary, as landlord, dated ________________2005, and no other terms or conditions of the Lease between Grantor, as tenant, and Beneficiary, as landlord, dated December 11, 1998, as amended from time to time, shall be affected hereby.

Dated: ______________, 20___.	GRANTOR: VAXGEN, INC., a Delaware corporation
By: _______________________________ Name: ____________________________ Its: _______________________________

STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF_____________	)

On this ______ day of ___________, 2005, before me personally appeared __________________________, to me known to be the _______________ of VaxGen, Inc., the Delaware corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned and on oath stated that ____ (he or she) was authorized to execute said instrument and that the seal affixed thereto is the corporate seal of said limited liability company.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

Printed Name:
NOTARY PUBIC in and for the State of
California, residing at
My commission expires:
[NOTARIAL SEAL]

2

Exhibit “E” of the Fifth Amendment to the Vaxgen Lease

347 and 349 OYSTER POINT BLVD.

	LANDLORD Repair & Maintenance	TENANT Repair & Maintenance	Provide copy of Contract & Repairs	Subject to Inspection
Real Estate Taxes	X - LANDLORD
Insurance Premium	X - LANDLORD
Landscaping	X - LANDLORD
Parking Lot Light Maintenance	X - LANDLORD
Utility – Electricity -Parking Lot Lights	X - LANDLORD
Exterior and Sidewalk Power Washing	X - LANDLORD
Sidewalk Repair	X - LANDLORD
Parking Lot Asphalt seal and stripe, curb painting and hydrant painting	X - LANDLORD
Parking Lot sweeping	X - LANDLORD
Roof Maintenance	X - LANDLORD
HVAC Maintenance Contract		XX—TENANT	X	X
Elevator Maintenance and Monitoring Contract		XX—TENANT	X	X
Elevator Permit		XX—TENANT	X	X
Fire Extinguishers		XX—TENANT
Fire Sprinkler Monitoring Contract		XX—TENANT	X	X
Phone Lines - Fire Sprinklers, elevators		XX—TENANT
Fire Sprinkler Quarterly Testing Contract & 5-year Test		XX—TENANT	X	X
Plumbing Repair		XX—TENANT	X	X
Interior Painting, Lights and Ceiling Tiles Replacement		XX—TENANT	X	X
Janitorial Contract, Restroom/Cleaning Supplies		XX—TENANT	X	X
Garbage and Recycling		XX—TENANT	X	X
Security Guard or Alarm		XX—TENANT	X	X
Utility -Electricity		XX—TENANT	X	X
Utility – Water – Domestic, Fire Service & Irrigation		XX—TENANT	X	X
Window Replacement		XX—TENANT	X	X
Window Washing		XX—TENANT	X	X
Exterior Door Repair		XX—TENANT	X	X
Painting of Exterior Metal and Signs		XX—TENANT	X	X
Tow of Unauthorized Automobiles		XX—TENANT	X	X
Security – Parking Lot		XX—TENANT	X	X
Trash Removal and Debris Removal (except parking lot sweeping)		XX—TENANT	X	X

EXHIBIT F

TENANT IMPROVEMENT WORK LETTER

Landlord and Tenant shall negotiate in good faith to finalize the Tenant Improvement Work Letter, which shall be inserted as Exhibit F to this Amendment.

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